                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[x]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                   DVI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   DVI, INC.
                                 500 HYDE PARK
                        DOYLESTOWN, PENNSYLVANIA  18901

                                ________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 4, 1996
                                ________________

To the Stockholders of DVI, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of DVI, Inc. (the "Company") will be held at the Hyatt Regency Hotel in Chicago, Illinois, on Wednesday, December 4, 1996, at 3:00 p.m., local time, for the following purposes:

         1. To elect six directors to constitute the Board of Directors, each to serve until the next meeting of Stockholders;

         2. To consider and act upon a proposal to amend Article Fourth of the Company's Certificate of Incorporation to decrease the number of shares of common stock, $.005 par value per share ("Common Stock"), which the Company is authorized to issue from 75,000,000 shares to 25,000,000 shares;

         3. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 1997; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The close of business on October 7, 1996 has been fixed as the record date for the determination of all stockholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment thereof.

         Holders of a majority of the outstanding shares of the Company's Common Stock must be present either in person or by proxy in order for the meeting to be held, and it is important that your stock be represented regardless of the number of shares you hold. If you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and mail promptly the enclosed proxy for which a return envelope is provided.



                                       By Order of the Board of Directors



                                       Melvin C. Breaux
                                       Secretary

Dated: November 8, 1996

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                   DVI, INC.
                                 500 HYDE PARK
                        DOYLESTOWN, PENNSYLVANIA  18901
                                 _____________

                                PROXY STATEMENT
                                  ___________

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 4, 1996
                                ________________

         The Board of Directors of DVI, Inc., a Delaware corporation (the "Company"), is soliciting the enclosed proxy for use at the Company's Annual Meeting of Stockholders, to be held on Wednesday, December 4, 1996, at 3:00 p.m., local time, at the Hyatt Regency Hotel, 151 East Wacker Drive, Chicago, Illinois 60606 (the "Annual Meeting") and at any adjournment thereof. Whether or not you plan to attend the Annual Meeting, you are requested to date, sign and return the proxy to the Company as promptly as possible in the enclosed envelope. The shares of the Company's common stock, par value $.005 per share (the "Common Stock"), represented by proxies will be voted in accordance with the Board of Directors' recommendations unless the proxy indicates otherwise. Any stockholder giving a proxy may revoke it at any time prior to its use by filing with the Secretary of the Company a written revocation or a proxy bearing a later date, or by voting in person at the Annual Meeting.

         The close of business on October 7, 1996 has been fixed as the record date for the determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting. At such date, the Company had outstanding 10,497,723 shares of Common Stock. Each holder of Common Stock on the record date will be entitled to one vote for each share registered in such stockholder's name on each of the matters to come before the meeting. A majority of the outstanding shares of Common Stock will constitute a quorum. A list of stockholders entitled to vote will be available for examination by interested stockholders at the corporate headquarters of the Company, Office of the Proxy Administrator, 500 Hyde Park, Doylestown, Pennsylvania 18901, during ordinary business hours from October 7, 1996 to the date of the meeting.

         If a stockholder furnishes a proxy but directs the proxy holder to abstain from voting some or all of the shares covered by the proxy on a proposal described in this Proxy Statement, that abstention will have the same effect as voting those shares against the proposal. If shares registered in the name of a broker or other "street name" nominee are voted only as to certain matters before the Annual Meeting and not as to others, because the beneficial owner has not provided voting instructions or the broker has failed to exercise discretionary voting power (commonly referred to as "broker non-votes"), that will have the same effect as voting those shares against the proposal as to which the broker does not vote. The Company expects that under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers will have the authority to vote on all the proposals described in this Proxy Statement if they do not receive instructions from the beneficial owners of those shares. Shares that are the subject of abstentions and broker non-votes are required to be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

         The approximate date on which this Proxy Statement and form of proxy is first being sent or given to the Company's stockholders is November 20, 1996.

         The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996 accompanies this Proxy Statement. This Annual Report shall not be deemed to be soliciting material nor incorporated in this Proxy Statement by reference. Brokerage houses, custodians, nominees and others may obtain additional copies of the Annual Report or this Proxy Statement by request to the Company.

                                  PROPOSAL 1.

                             ELECTION OF DIRECTORS

         Six Directors are to be elected at the Annual Meeting of Stockholders to serve one-year terms until the 1997 Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company and, except for Mr. Roberts who was elected to fill a vacancy on the Board during 1996, were elected Directors at the 1995 Annual Meeting of Stockholders. The Board of Directors is informed that all the nominees are willing to serve as Directors, but if any of them should decline to serve or become unavailable for election as a Director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors accordingly.

         Directors shall be elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting.

                             THE BOARD OF DIRECTORS

         The following table sets forth information concerning the Company's nominees for Director and information concerning a Director Emeritus:

             NAME AND AGE                    PRESENT POSITION WITH THE COMPANY
             ------------                    ---------------------------------
             Gerald L. Cohn (68)             Director since 1986.
             John E. McHugh (68)             Director since 1990.
             Michael A. O'Hanlon (49)        Chief Executive Officer since 1995 and Director since 1993.
             Nathan Shapiro (60)             Director since 1995.
             William S. Goldberg (40)        Director since 1995.
             Harry T. J. Roberts (62)        Director since 1996.

         Mr. Cohn is a Director of the Company and has served in that capacity since 1986. Mr. Cohn is a private investor. Mr. Cohn presently serves as a director of Niagara Steel Corporation, Diametrics Medical Corporation and SMT Healthcare Company. In addition to his responsibilities as a Director, Mr. Cohn also acts as a consultant to the Company and serves on the Company's senior credit committee. Mr. Cohn is the father of Cynthia J. Cohn, a Company Vice President.

         Mr. McHugh is a Director of the Company and has served in that capacity since 1990. Mr. McHugh was formerly the President of, and now serves in a marketing and public relations capacity with, James McHugh Construction Company, a firm he has been associated with since 1954.

         Mr. O'Hanlon is the Company's Chief Executive Officer since November 1995 and the Company's President since September 1994. Mr. O'Hanlon became a Director in November 1993. From the time Mr. O'Hanlon joined the Company in March 1993 until September 1994 he served as Executive Vice President of the Company. Before joining the Company, for nine years, he served as President and Chief Executive Officer of Concord Leasing, Inc. ("Concord Leasing"), a major source of medical, aircraft, ship and industrial equipment financing. Previously, Mr. O'Hanlon was a senior executive with Pitney Bowes Credit Corporation.

         Mr. Shapiro is a Director of the Company and has served in that capacity since 1995. Mr. Shapiro is a founder and President of SF Investments, Inc., a registered broker/dealer in business since 1972. Since 1979 he has been a director of Baldwin & Lyons, Inc., a publicly traded property and casualty insurance company. Mr. Shapiro is also the Chairman of the Investment Committee. He is a trustee for CT&T Funds, a family of mutual funds sponsored by Chicago Title and Trust Company. Mr. Shapiro is also a director of Amli Realty Co.

         Mr. Goldberg is a Director of the Company and has served in that capacity since 1995. Mr. Goldberg is currently Managing Director of GKH Partners, L.P., a private equity investment and venture capital partnership with which he has been involved since 1988. Mr. Goldberg is current or former director and/or executive officer of several public and privately-owned companies controlled by GKH Partners, L.P.

         Mr. Roberts is a Director of the Company and has served in that capacity since 1996. In addition to his responsibilities as a Director, Mr. Roberts also acts as a consultant to the Company. Mr. Roberts is President of Nakebro, Boston, a privately-owned property group and since 1995 has been a director of Calmar Inc., Los Angeles, the largest manufacturer of non-aerosol plastic dispensing systems in the world. Prior to these posts, Mr. Roberts held senior positions in international banking for thirty-five years. Since 1978 he has worked in the United States as General Manager of Midland International Bank, London and Svenska Handelsbanken, Stockholm. Mr. Roberts is a Fellow of the Chartered Institute of Bankers.

COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended June 30, 1996, the Company paid $2,500 to non-employee directors for each meeting attended in person and $100 for each meeting attended by telephone. During the fiscal year ended June 30, 1996, the Board of Directors met a total of 12 times, including actions taken by unanimous written consent.

         Each of the incumbent directors attended all meetings of the Board and committees of which he was a member held during the period he served on the Board or such committee.

         The Board of Directors has a standing Executive Committee, Audit Committee and a Compensation Committee. The Executive Committee consists of Messrs. Cohn, Garfinkel, Miller, O'Hanlon, Roberts and Turek and reviews certain policies and operations of the Company. The Executive Committee met at least frequently during the fiscal year ended June 30, 1996. The Board has no nominating committee.

         The Audit Committee consists of Messrs. Cohn, McHugh and Roberts and makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan and thereafter concerning the auditor's report and management letter. During the fiscal year ended June 30, 1996, the Audit Committee met one time.

         The Compensation Committee consists of the entire Board of Directors and did not meet at any time other than in the normal course of the Board of Directors' meetings. The Board of Directors, sitting as the Compensation Committee, reviews the annual compensation rates of the officers and key employees of the Company, administers the Company's compensation plans and makes recommendations in connection with such plans.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a Director of the Company for monetary damages for breach of fiduciary duty of care as a Director. Liability is not eliminated for (i) any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the Director derived an improper personal benefit.

COMPLIANCE WITH REPORTING REQUIREMENTS OF
SECTION 16 OF THE EXCHANGE ACT

         Under Section 16(a) of the Exchange Act, the Company's Directors, executive officers and any persons holding 10% or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such report. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies filed with the SEC during the fiscal year ended June 30, 1996, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

COMPENSATION COMMITTEE INTERLOCK AND
INSIDER PARTICIPATION

         The Compensation Committee consists of the entire Board of Directors. No Directors other than those currently serving on the Board of Directors served as members of the Compensation Committee during the last completed fiscal year. No member of that Committee, other than Messrs. Cohn, O'Hanlon and Roberts was an officer or employee of the Company or any of its subsidiaries during the year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years 1996, 1995 and 1994 of the Company's Chief Executive Officer, the four most highly compensated executive officers who were serving as executive officers at the end of the 1996 fiscal year and a former executive officer of the Company who resigned during the 1996 fiscal year, but would have otherwise been one of the four most highly compensates executive officers.

                           SUMMARY COMPENSATION TABLE


                                         Annual Compensation              Long-Term
                                         -------------------        Compensation Awards           All Other
Name and Principal Position      Year    Salary(1)      Bonus       Stock Options (Shares)      Compensation
------------------------------------------------------------------------------------------------------------
Michael A. O'Hanlon              1996    $279,808           -0-                -0-                  -0-
President Chief Executive        1995    $228,654           -0-              132,000(2)             -0-
Officer and Director             1994    $175,000           -0-               75,000                -0-

Richard E. Miller                1996    $267,198(3)        -0-               10,000                -0-
Executive Vice President         1995    $256,247(4)        -0-               -0-                   -0-
                                 1994    $26,442(5)         -0-               70,000                -0-

Anthony J. Turek                 1996    $159,038       $35,000               10,000                -0-
Executive Vice President         1995    $142,621           -0-               -0-                   -0-
                                 1994    $124,256           -0-               -0-                   -0-
Cynthia J. Cohn                  1996    $124,811       $52,500               10,000                -0-
Vice President                   1995    $142,621           -0-               -0-                   -0-
                                 1994    $109,058           -0-               10,000                -0-

Alan J. Velotta                  1996    $120,000       $50,000               25,000                -0-
Vice President                   1995    $110,000       $40,000               -0-                   -0-
                                 1994    $ 23,269(6)        -0-               10,000                -0-

David L. Higgins(7)              1996     $84,615           -0-               -0-              $115,385(8)
                                 1995    $200,000           -0-               -0-                   -0-
                                 1994    $176,923           -0-               -0-                   -0-

__________________

(1) Indicates salary paid through June 30, the last regular payment date prior to the end of the fiscal year.

(2) Under the terms of Amendment No. 1 to the Stock Purchase Agreement dated as of June 14, 1995, between the Company and MEFC Partners, L.P., Mr. O'Hanlon is entitled to receive 132,000 shares of Common Stock. See "Certain Transactions -- Medical Equipment Finance Corp." Based on the closing price of $11.00 for the Common Stock on the New York Stock Exchange ("NYSE") on June 14, 1995 (the date such shares were granted), the aggregate dollar value of such shares was $1.452 million.

(3) Includes a base salary of $125,000 and commissions earned for financing transactions of $142,198 for the fiscal year ended June 30, 1996.

(4)      Includes a base salary of $125,000 and commissions earned for
         financing transactions of $131,248 for the fiscal year   ended June
         30, 1995.

(5) Mr. Miller's salary for the 1994 fiscal year, if stated on an annualized basis, would have been $125,000. Mr. Miller also received 70,000 stock options upon joining the Company.

(6) Mr. Velotta's salary, if stated on an annualized basis, would have been $110,000.

(7) Mr. Higgins resigned his position as Chairman of the Board and Chief Executive Officer effective on November 20, 1995. However, had Mr. Higgins not resigned he would have been one of the top five highly compensated executive officers (see Severance Agreement description below).

(8) During the 1996 fiscal year Mr. Higgins received $115,385 pursuant to the terms of a Severance Agreement with the Company.

OPTION GRANTS IN 1996 FISCAL YEAR

         During the 1996 fiscal year, 55,000 stock options were granted to and 10,000 stock options were exercised by the executive officers listed in the Summary Compensation Table.

AGGREGATE OPTION EXERCISES IN THE LAST
FISCAL YEAR END AND FISCAL YEAR END OPTION VALUES

           The following table sets forth below further information with respect to previously granted options which were exercised (if any) or which remain outstanding for the executive officers listed in the Summary Compensation Table.

                          Shares                  Number of Securities Underlying          Value of Unexercised
                       Acquired on   Value              Unexercised Options at           In-The-Money Options at
Name                     Exercise  Realized                 Fiscal Year-End                  Fiscal Year-End
--------------------------------------------------------------------------------------------------------------------
                                                  Exercisable      Unexercisable       Exercisable     Unexercisable
                                                  -----------      -------------       -----------     -------------
Michael A. O'Hanlon       -0-        N/A           43,500         46,500               $334,938            -0-

Richard E. Miller         -0-        N/A           31,333         48,667               $194,249            -0-

Anthony J. Turek          -0-        N/A           56,833         18,167               $594,307            -0-

Cynthia J. Cohn           -0-        N/A           38,333         12,667               $281,244            -0-

Alan J. Velotta           -0-        N/A           13,333         21,667               $ 54,999            -0-

David L. Higgins       70,000      $580,004        87,500         57,500               $344,375            -0-

_________________

(1) Represents the difference between the closing price of the Company's Common Stock on June 30, 1996 and the exercise price of the options.

EMPLOYMENT AGREEMENTS AND INCENTIVE COMPENSATION

         The Company has not entered into any employment agreements with any of its executive officers or employees and, other than the Company's Incentive Stock Option Plan (the "Plan"), has no long-term incentive compensation plan. The Company, however, does provide short- term incentive compensation to certain executive officers through the award of quarterly and/or annual bonuses based upon certain agreed-upon performance criteria.

         On November 20, 1995 the Company entered into a Severance Agreement (the "Severance Agreement") with David L. Higgins, the Company's former Chairman and Chief Executive Officer, pursuant to which Mr. Higgins agreed to continue to perform certain consulting and other services for the Company through December 1, 1997 (the "Termination Date"). Pursuant to the Severance Agreement the Company agreed (i) to pay Mr. Higgins an aggregate of $275,000 through the Termination Date, in installments consistent with the Company's regular payroll schedule; (ii) to provide Mr. Higgins, at the Company's sole expense, with healthcare and life insurance benefits consistent with those provided to the Company's executive officers; and (iii) to reimburse Mr. Higgins for certain expenses incurred by him while performing services for the Company.

         The Board of Directors and stockholders of the Company adopted the Plan in 1986. The Plan has been amended to increase the number of shares of Common Stock for which options could be issued. Currently, the total number of shares of Common Stock pursuant to which options could be issued is 1,250,000, of which options representing 621,709 shares of Common Stock are outstanding.

Under the Plan, the number of shares which may be issued on exercise of the options is subject to adjustment by reason of stock splits or other similar capital events.

         The Plan provides for the granting of nonstatutory stock options, as well as incentive stock options to certain key employees and provides that the option price per share for options granted under the Plan must be at least 100% of the fair market value of Common Stock on the date such options were granted. Options are not transferrable under the Plan other than by will or by laws of descent and distribution, and during the participant's lifetime are exercisable only by the participant.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OVERVIEW AND PHILOSOPHY

         The Board of Directors sitting as the Compensation Committee (the "Committee") is responsible for developing the Company's executive compensation policies. The Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executives of the Company. The Committee is responsible for setting and administering the policies which govern annual compensation, the Plan, and determination of bonuses for executives.

         There are three elements in the Company's executive compensation program:

                 o       Base salary compensation.

                 o       Short-term incentive compensation (bonuses).

                 o       Long-term incentive compensation (stock options).

In designing its compensation programs, the Company believes that executive compensation should reflect the value created for stockholders and support the Company's strategic goals. Specifically, the objectives of the program are as follows:

                 o Attract and retain key executives important to the long-term success of the Company.

                 o Provide incentives for performance with respect to the goals established for each executive by management.

                 o Provide incentives for performance with respect to the Company's goals.

                 o Align the executive's interests with those of the Company's stockholders through participation in stock based plans.

                 o Reward individuals for outstanding contributions to the Company's success.

         The executive compensation program provides an overall level of compensation opportunity that is competitive within the medical equipment finance industry. Actual compensation levels may be greater or less than average competitive levels in other companies based upon annual and long-term Company performance as well as individual performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

BASE SALARY AND SHORT-TERM INCENTIVE COMPENSATION

         The Company's general approach to base salary and short-term incentive compensation is to pay salaries which when combined with bonuses are competitive with the salaries and bonuses paid to executives of other companies in the medical equipment finance industry based upon the individual's experience and past and potential contribution to the Company. As described in the Company's Proxy Statement, the base salary for the Company's executive officers for fiscal year 1996 reflects levels deemed by the Company to have been appropriate in view of the prior and expected contribution of the executives to the Company's development. The Company believes that a significant part of the overall compensation paid to executives should consist of bonuses paid annually or quarterly based on the ability of the executive to achieve specified Company, departmental and individual goals.

STOCK OPTION PLAN

         The Board of Directors and the Committee believe that stock ownership is a significant incentive in building stockholder wealth and aligning the interest of employees and stockholders. Stock options will only have value if the Company's stock price increases. Stock options utilize vesting periods to encourage key employees to continue in the employ of the Company. The Plan authorizes the committee to award key employees stock options at exercise prices, vesting schedules and with terms established by the Committee.

____________, 1996
                                                          Compensation Committee
                                                                  Gerald L. Cohn
                                                             William S. Goldberg
                                                                  John E. McHugh
                                                             Michael A. O'Hanlon
                                                             Harry T. J. Roberts
                                                                  Nathan Shapiro

PRICE PERFORMANCE GRAPH

         Set forth below is a line graph comparing the Company's total stockholder return on Common Stock with the S&P 500 Index, and the Bridge Leasing Company Index for listed stocks as of the market close on June 30, 1991 through the end of the fiscal year ended June 30, 1996.

                               PERFORMANCE CHART

                               06/28/91    06/30/92    06/30/93    06/30/94    06/30/95    06/28/96
                               --------    --------    --------    --------    --------    --------
DVI Index  . . . . . . . . . .  100.000     107.906      64.743     109.344     135.242     181.281
Market Index . . . . . . . . .  100.000     113.297     128.730     130.298     164.517     207.557
Peer Index . . . . . . . . . .  100.000     100.094     146.500     172.860     246.563     325.607


                              CERTAIN TRANSACTIONS

         DIAGNOSTIC IMAGING SERVICES, INC. The Company owns approximately 4.5 million shares of convertible preferred stock (Series F and Series G) of Diagnostic Imaging Services, Inc. ("DIS"), a Company that operates diagnostic imaging equipment. The DIS preferred stock has an aggregate liquidation preference of approximately $4.5 million, is redeemable at the option of DIS for approximately $4.5 million plus accrued dividends, and is convertible into common stock of DIS at $2.42 per share for the Series F convertible preferred stock and $1.00 per share for the Series G convertible preferred stock. In addition, the majority shareholder of DIS has the right to repurchase the DIS convertible preferred stock for approximately $4.5 million plus accrued dividends through September 2001. The Company does business with DIS from time to time.

         MEDICAL EQUIPMENT FINANCE CORP. In January 1993, the Company acquired all of the outstanding shares of common stock of Medical Equipment Finance Corp. ("MEF Corp.") from MEFC Partners L.P., a Delaware limited partnership ("MEFC Partners"). Under the terms of the original purchase agreement, the purchase price was payable before October 15, 1998 in cash or Common Stock of the Company, as elected by the Company. As initially structured, the purchase price was to be determined as a percentage of the after-tax earnings of the MEF Corp. division of the Company during the sixty-six month period following the date of acquisition. During the year ended June 30, 1995, management entered into negotiations with the former shareholders of MEF Corp. to revise certain terms of the purchase agreement. The Company and the former shareholders of MEF Corp. agreed in June 1995 to set the purchase price of MEF Corp. at 400,000 shares of Common Stock (the "MEFC Shares"). Michael A. O'Hanlon (President, Chief Executive Officer and a Director of the Company), Dominic A. Guglielmi (Vice President of the Company) and Mark H. Idzerda (an employee of DVI Financial Services) are general partners of MEFC Partners and are entitled to receive 132,000, 88,000 and 80,000 of the MEFC Shares, respectively. In addition, the MEFC Partners have been granted certain registration rights with respect to the MEFC Shares.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information regarding beneficial ownership of shares of Common Stock as of September 30, 1996 by each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director, each nominee for election as director, each of the officers named in the Summary Compensation Table and all current officers and directors as a group. Persons named in the following table have sole voting and investment powers with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and other information contained in the footnotes to the table. Information with respect to beneficial ownership is based upon the Company's Common Stock records and data supplied to the Company by its stockholders.

                                                             AMOUNT AND
                                                              NATURE OF
            NAME AND ADDRESS OF                              BENEFICIAL                      PERCENT
             BENEFICIAL OWNER                                OWNERSHIP                       OF CLASS
             ----------------                               ----------                       --------
         Cynthia J. Cohn**                                     87,333(1)                          *
         Gerald L. Cohn***                              415,471(2)(3)(4)                        4.0%
         William S. Goldberg***                                  -                                 -
         David L. Higgins**                                388,053(5)(6)                        3.7%
         John E. McHugh***                                     50,400(2)                          *
         Richard E. Miller**                                31,333(7)(8)                          *
         Michael A. O'Hanlon***                        54,367(9)(10)(11)                          *
         Harry T. J. Roberts***                                    2,000                          *
         Nathan Shapiro***                                         4,200                          *
         Anthony J. Turek**                                   60,583(12)                          *
         Ronald Baron****                                  2,042,254(13)                        19.5%
         CIBC Trust Company
           (Bahamas) Limited*****                      2,207,803(14)(15)                        21.0%
         All directors & officers as a
           group (15 persons)                   1,134,718(1)(2)(4)(6)(7)
                                                         (9)(12)(14)(15)        10.4%(15)(16)(17)(18)

         *       Less than 1%

         **      4041 MacArthur Boulevard, Suite 401, Newport Beach,
                 California 92660

         ***     500 Hyde Park, Doylestown, Pennsylvania  18901

         ****    767 Fifth Avenue, New York, New York  10153

         *****   P.O. Box N-3933, Nassau, Bahamas

         (1) Includes 40,833 shares of Common Stock which may be purchased on the exercise of stock options granted under the Plan.

         (2) Includes 20,000 shares of Common Stock which may be purchased on the exercise of warrants granted to directors of the Company.

         (3) Does not include (a) 46,500 shares of Common Stock held of record by Cynthia J. Cohn, who is a Vice President of the Company and one of Mr. Cohn's daughters, in her capacity as trustee of the Cynthia J. Cohn Revocable Trust and (b) 9,750 shares of Common Stock held of record by a trust established for the benefit of Clayton Schmidt, Mr. Cohn's grandchild, as to all of which Mr. Cohn disclaims any beneficial interest.

         (4) Includes shares of Common Stock which may be exercised upon conversion of $800,000 of the Company's 9 1/8% Convertible Subordinated Notes dues in the 2002.

         (5)   Based on information last available to the Company.

         (6) Includes 72,500 shares of Common Stock which may be purchased on the exercise of stock options granted under the Plan.

         (7) Includes 31,333 shares of Common Stock which may be purchased on the exercise of stock options granted under the Plan.

         (8) Includes 96 shares of Common Stock held through the Employee Savings Plan.

         (9) Includes 49,750 shares of Common Stock which may be purchased on the exercise of stock options granted under the Plan.

         (10) Includes 1,617 shares of Common Stock held through the Employee Savings Plan.

         (11) Does not include 132,000 shares of Common Stock which Mr. O'Hanlon, a former shareholder of MEF Corp., is entitled to receive in connection with the Company's acquisition of MEF Corp.

         (12) Includes 60,583 shares of Common Stock which may be purchased on the exercise of stock options granted under the Plan.

         (13) According to Amendment No. 3 to a Schedule 13D dated October 9, 1996 (the "Schedule 13D") and a Form 4 dated October 15, 1996 filed with the Securities and Exchange Commission Mr. Baron holds (i) 1,788,500 shares of Common Stock in his capacity as a controlling person of BAMCO, Inc., a registered investment adviser controlled by Mr. Baron, which advises Baron Asset Fund and Baron Growth & Income Fund; (ii)240,00 shares of Common Stock in his capacity as the general partner of Baron Capital Partners; and (iii) 13,754 shares of Common Stock personally. According to the Schedule 13D, Mr. Baron disclaims beneficial ownership of the 1,788,500 shares of Common Stock described in subclause (i) of the preceding sentence.

         (14) Held by Canadian Imperial Bank of Commerce Trust Company (Bahamas) Limited ("CIBC"), as trustee of trusts for the benefit of the grandchildren of A.N. Pritzker, deceased. Does not include 56,339 shares of Common Stock owned by a partnership comprised of trusts for the benefit of members of the Pritzker Family. CIBC is not the trustee of such trusts. As used herein, the term "Pritzker Family" refers to the lineal descendants of Nicholas J. Pritzker, deceased.

         (15) Includes 716,981 shares of Common Stock held by CIBC, as trustee for certain trusts which may be exercised upon conversion of $7,600,000 of the Company's 9 1/8% Convertible Subordinated Notes dues 2002.

         (16) Includes shares which may be purchased on the exercise of stock options granted under the Plan, in addition to those shares that may be purchased on the exercise of options set forth in footnotes (2), (5), (6), (8) and (11).

         (17) Does not include 88,000 shares of Common Stock which Dominic A. Guglielmi, a vice president of the Company and a former shareholder of MEF Corp., is entitled to receive in connection with the Company's acquisition of MEF Corp.

         (18) Includes percentage believed owned by person Mr. Higgins which information is no longer available to the Company.

                                  PROPOSAL 2.

          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION

DESCRIPTION OF PROPOSED AMENDMENT

         At the Annual Meeting, there will be presented to the stockholders a proposal to amend the Company's Certificate of Incorporation to decrease from 75,000,000 to 25,000,000 the number of shares of Common Stock that the Company is authorized to issue. The Board of Directors believes that the adoption of the proposed amendment will be advantageous to the Company and its stockholders as the proposed amendment would decrease the cost of certain taxes which are derived to the number of shares of authorized Common Stock. The Board of Directors believes that the number of remaining unreserved shares is sufficient to provide for the possible needs of the Company for the foreseeable future for such matters as raising additional capital, making acquisitions and effecting potential stock splits.

         If this proposal is approved, the first paragraph of Article FOURTH of the Company's Certificate of Incorporation will be amended and restated in its entirety as follows:

           "FOURTH: The corporation is authorized to issue 25,100,000 shares of capital stock, of which 25,000,000 shares shall be Common Stock, par value $.005 per share, and 100,000 shares shall be Preferred Stock, par value $10.00 per share."

VOTE REQUIRED; BOARD RECOMMENDATION

         The affirmative vote of a majority of the shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required for the proposed amendment to the Certificate of Incorporation. The Board of Directors unanimously recommends that you vote for this proposal. Proxies solicited by the Board of Directors will be voted for this proposal unless a vote against the proposal or abstention is specifically indicated.

                                  PROPOSAL 3.

                 PROPOSAL TO RATIFY APPOINTMENT OF ACCOUNTANTS

         The Company proposes to select Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending June 30, 1997. Deloitte & Touche LLP has been the independent accountants for the Company since May 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

VOTE REQUIRED; BOARD RECOMMENDATION

         The affirmative vote of a majority of the outstanding shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors unanimously recommends that you vote for the ratification of Deloitte & Touche LLP as the Company's independent certified public accountants. Proxies solicited by the Board of Directors will be voted for the proposal unless a vote against the proposal or an abstention is specifically indicated.

                         ANNUAL REPORT TO STOCKHOLDERS

         The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996, which accompanies this Proxy Statement, contains the consolidated financial statements of the Company. Such Annual Report is not incorporated in this Proxy Statement and is not considered a part of the proxy soliciting material.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         The Company has received no stockholder proposals to be voted on at this meeting. Appropriate stockholder proposals which are intended to be presented at the 1997 Annual Stockholder's Meeting must be received by the Company no later than June 30, 1997, in order to be included in the 1997 proxy materials.

                                 OTHER MATTERS

         All expenses in connection with the solicitation of proxies will be paid by the Company. The Company may pay brokers, nominees, fiduciaries or other custodians for their reasonable expenses in sending proxy materials to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person or by telephone, telex or telegraph.

         As of the date of this Proxy Statement, the management has no knowledge of any matters to be presented at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.



                                       By Order of the Board of Directors



                                       Melvin C. Breaux
                                       Secretary


November 8, 1996


STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE, A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K BY SENDING A WRITTEN REQUEST TO INVESTOR COMMUNICATIONS, DVI, INC., 500 HYDE PARK, DOYLESTOWN, PENNSYLVANIA 18901.

                                   DVI, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 4, 1996

         The undersigned hereby constitutes and appoints Michael A. O'Hanlon and Melvin C. Breaux, or either of them, attorneys and proxies of the undersigned with full power of substitution to vote all shares of Common Stock of DVI, Inc. (the "Company") owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at Hyatt Regency Hotel, on Wednesday, December 4, 1996, at 3:00 p.m. and at any adjournment thereof.

         The Board of Directors recommends a vote "FOR ALL NOMINEES" in Item 1 and "FOR" Items 2 and 3.

         ITEM 1. Election of Directors.

/  /  For all nominees listed below (except as marked to the contrary below)

/  /  WITHHOLD AUTHORITY to vote for all nominees

         INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

         G. Cohn,  J. McHugh, M. O'Hanlon, N. Shapiro, W. Goldberg, H. Roberts

         ITEM 2. To amend Article Fourth of the Company's Certificate of Incorporation to decrease from 75,000,000 shares to 25,000,000 shares the number of shares of Common Stock the Company is authorized to issue.

/  /  For                /  /  Against
/  /   Abstain

         ITEM 3. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 1997.

/  /  For                /  /  Against
/  /  Abstain

         ITEM 4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.





                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
      PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

         THE PROXY HOLDERS ARE DIRECTED TO VOTE AS SET FORTH ABOVE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED AND DATED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEMS 2, 3 AND 4 AND IN ACCORDANCE WITH THE JUDGMENT OF SUCH PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY HOLDERS WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

         The undersigned hereby acknowledges receipt of the Company's Annual Report to Stockholders and of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting


               Dated: ____________________________________________, 1996
               Signature(s):

               Please mark, date and sign as your name appears above and return in the enclosed envelope. When signing as an agent, attorney, or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.